January 8, 2007

Mr. Paul W. Lowden, CEO

Paul:

After having spent an enjoyable few years working for the Company, regrettably I am informing you of my resignation from Archon effective January 19, 2007 to pursue other career interests. I wish to thank you for the opportunity to work with you, the board and other people within the Company. It has been a positive experience.

If you or the Company need any help or assistance subsequent to my resignation, will avail myself as time allows.

Again, thank you for allowing me the opportunity to work with Archon and I wish you and the Company the very best in the future.

Sincerely,

/s/ John M. Garner

John M Garner, CFO